Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter 2023 Earnings

Jack in the Box same-store sales of +9.5%; +29.3% on a three-year basis

Del Taco same-store sales of +3.2%; +25.5% on a three-year basis(1)

Jack in the Box systemwide sales growth of +9.8%, Del Taco systemwide sales growth of +3.2%(1)

Diluted EPS of $1.27; Operating EPS of $1.47

Jack in the Box added 4 development agreements for 33 future restaurants in Q2, including development agreement for 22 future restaurants in Mexico, totaling 76 agreements for 335 restaurants since program launch

Refranchised 17 Del Taco restaurants subsequent to Q2, which included development agreements for both Jack in the Box and Del Taco to enter Montana and Wyoming for the first time in each brand's history

Management provides updates to FY 2023 guidance and outlook

SAN DIEGO--(BUSINESS WIRE)--May 17, 2023--Jack in the Box Inc. (NASDAQ: JACK) announced financial results for the Jack in the Box and Del Taco segments in the second quarter, ended April 16, 2023.

"The momentum in our business continued throughout the second quarter, reflected in outstanding sales, positive net unit growth, improved margin performance and the signing of a development agreement for expansion into Mexico," said Darin Harris, Jack in the Box Chief Executive Officer. "Over the last year we have been focused on the execution of our strategy, and the results are beginning to show. We look forward to continued strength in the back half of 2023, while remaining focused on what is most important: expanding our reach, offering guests what they want when they want it, and a relentless pursuit to improve restaurant level economics for Jack and Del Taco franchisees."

Jack in the Box Performance

Same-store sales increased 9.5% in the second quarter with franchise same-store sales up 9.4% and company-operated same-store sales up 10.8%. Company-operated restaurants experienced growth in both average check and traffic while franchise restaurants had growth in average check, partially offset by a decline in traffic. Systemwide sales for the second quarter increased 9.8%.

Restaurant-Level Margin(2), a non-GAAP measure, was 21.4%, an increase of 6.4% from a year ago driven primarily by strong sales leverage and the sale of two evolving markets. Franchise-Level Margin(2), a non-GAAP measure, was 41.2%, an increase of 1.8% from a year ago, driven by flow through from higher franchise sales, and lower bad debt expense.

Jack net restaurant count was positive in the second quarter, with two franchise openings and one franchisee closure. As of Q2, and since the launch of the development program in mid-2021, the company currently has 76 signed agreements for a total of 335 restaurants. Under these agreements, 27 restaurants have opened, leaving 308 remaining for future development. In the second quarter, Jack in the Box also completed a new franchisee development agreement to enter Mexico with 22 restaurant commitments.

Jack in the Box Same-Store Sales:
	12 Weeks Ended		28 Weeks Ended
	April 16, 2023	April 17, 2022	April 16, 2023	April 17, 2022
Company	10.8%	1.7%	11.8%	0.6%
Franchise	9.4%	(1.1)%	8.2%	0.3%
System	9.5%	(0.8)%	8.6%	0.3%
Jack in the Box Restaurant Counts:
	2023				2022
	Company		Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of Q2	140		2,046	2,186	165	2,043	2,208
New	—		2	2	—	5	5
Acquired from franchisees	—		—	—	9	(9)	—
Closed	—		(1)	(1)	(2)	(4)	(6)
Restaurant count at end of Q2	140		2,047	2,187	172	2,035	2,207
Q2 Net Restaurant Increase/(Decrease)	—		1	1
YTD Net Restaurant % Increase/(Decrease) [Q2'23 vs. Q4'22]	(4.1	) %	0.6%	0.3%

Del Taco Performance(1)

Same-store sales increased 3.2% in the second quarter, comprised of franchise same-store sales growth of 2.8% and Company-operated same-store sales growth of 3.5%. Sales performance was boosted by the Jumbo Shrimp and Beer Battered Fish Lent promotions and menu price, partially offset by changes in menu mix and transaction declines. Systemwide sales for the fiscal second quarter increased 3.2% driven by positive results in both franchise and company-operated same-store sales.

Restaurant-Level Margin, a non-GAAP measure, was 17.3%, a decrease of 0.5% from a year ago driven by higher sales, offset by commodity, wage and utility inflation, and other operating costs. Franchise-Level Margin, a non-GAAP measure, was 37.3%, a decrease of 4.4% from a year ago driven by higher franchise costs and the impact of refranchising transactions with pass through rent, partially offset by franchise same-store sales growth.

Del Taco had a second quarter net increase of three restaurants, comprised of three franchise openings. Subsequent to the quarter, the company also refranchised 17 Del Taco restaurants in Las Vegas to an existing Del Taco franchisee, which included development agreements for 10 new Del Taco restaurants to be built in Las Vegas, Wyoming and Montana, as well as 6 Jack in the Box restaurants to be built in Wyoming and Montana.

Del Taco Same-Store Sales:
	12 Weeks Ended		28 Weeks Ended
	April 16, 2023	April 17, 2022	April 16, 2023	April 17, 2022
Company	3.5%	1.6%	3.3%	2.6%
Franchise	2.8%	3.4%	2.8%	4.5%
System	3.2%	2.5%	3.0%	3.6%
Del Taco Restaurant Counts:
	2023				2022
	Company		Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of Q2	273		319	592	294	306	600
New	—		3	3	—	1	1
Refranchised	—		—	—	—	—	—
Closed	—		—	—	(1)	(1)	(2)
Restaurant count at end of Q2	273		322	595	293	306	599
Q2 Net Restaurant Increase/(Decrease)	—		3	3
YTD Net Restaurant % Increase/(Decrease) [Q2'23 vs. Q4'22]	(5.9	) %	7.0%	0.7%

Company-Wide Performance

Second quarter diluted earnings per share was $1.27. Operating Earnings Per Share (3), a non-GAAP measure, was $1.47 in the second quarter of fiscal 2023 compared with $1.16 in the prior year quarter. Both diluted earnings per share and Operating Earnings Per Share included a $0.05 net positive impact as a result of a two litigation matters, both of which are not expected to reoccur.

Total revenues increased 22.8% to $395.7 million, compared to $322.3 million in the prior year quarter. Net earnings increased to $26.5 million for the second quarter of fiscal 2023, compared with $7.8 million for the second quarter of fiscal 2022. Adjusted EBITDA(4), a non-GAAP measure, was $78.8 million in the second quarter of fiscal 2023 compared with $64.4 million for the prior year quarter. This included a $1.4 million net positive impact as a result of two litigation matters, both of which are not expected to reoccur.

Company-wide SG&A expense for the second quarter was $39.4 million, an increase of $11.2 million compared to the prior year quarter, due to Del Taco expenses being included for a full quarter as well as higher incentive compensation and advertising. These increases were partially offset by mark-to-market changes in the cash surrender value of company owned life insurance ("COLI") policies, net of changes in our deferred compensation obligation supported by these policies, resulting in a year-over-year decrease of $3.0 million. When excluding net COLI gains, G&A was 2.5% of systemwide sales.

The effective tax rate for the second quarter of fiscal year 2023 was 34.8% compared to 33.3% in fiscal year 2022. The major components of the increase in tax rate were the impact of estimated disposals of non-deductible goodwill attributable to refranchising transactions, partially offset by non-taxable COLI gains in the current year as opposed to non-deductible COLI losses in the prior year and non-deductible transaction costs resulting from the Del Taco acquisition recorded in the prior year. The Non-GAAP Operating EPS tax rate for the second quarter of 2023 was 26.7%.

(1) Del Taco same-store sales on a three-year basis and all prior year comparisons are pro forma and based on the time period of Jack in the Box’s full year fiscal calendar, with the exception of Del Taco's prior year Restaurant-Level Margin and Franchise-Level Margin which are based on a partial quarter time period, March 8 through April 17 2022.
(2) Restaurant-Level Margin and Franchise-Level Margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."
(3) Operating Earnings Per Share for the second quarter of 2023 represents the diluted earnings per share on a GAAP basis, excluding acquisition, integration, and restructuring costs, COLI (gains) losses, net, pension and post-retirement benefit costs, refranchising gains and the tax impacts of the related adjustments. See "Reconciliation of Non-GAAP Measurements to GAAP Results." Operating earnings per share may not add due to rounding.
(4) Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, the amortization of favorable and unfavorable leases and subleases, net and the amortization of franchise tenant improvement allowances and incentives. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Capital Allocation

The company repurchased 0.2 million shares of our common stock for an aggregate cost of $18.6 million, including the applicable excise tax, in the second quarter. As of May 17, 2023, there was $141.6 million remaining under the Board-authorized stock buyback program. The company is now committed to executing at least $70 million in share repurchases in FY 2023.

During the second quarter, the company paid down the $50 million outstanding balance on its Variable Funding Note, and now has approximately $172 million dollars of total available borrowing capacity under our VFN and Del Taco credit facility.

On May 12, 2023, the Board of Directors declared a cash dividend of $0.44 per share, to be paid on June 13, 2023 to shareholders of record as of the close of business on May 31, 2023. Future dividends will be subject to approval by our Board of Directors.

Guidance & Outlook Updates

The following guidance and underlying assumptions reflect the company’s current expectations for the fiscal year ending October 1, 2023:

Company-wide Guidance

  FY 2023 CapEx & Other Investments Guidance of $75-90 million (unchanged from previous)
    Capital expenditures + franchise tenant improvement allowances and incentives
  FY 2023 SG&A Guidance of $170-180 million (previously $160-170 million)
    Increase is mainly due to higher incentive-based compensation, as well as a year-to-date net legal charge of $5.0 million related to two litigation matters, which are not expected to reoccur
    Includes ~$3 million in savings from refranchising, primarily related to a reduction in selling expense
    Excludes net COLI gains ($6.6 million gain year-to-date)
    Long-term G&A target, without selling/advertising expense, remains 2.3-2.5% of systemwide sales
  FY 2023 Company-owned Commodity Guidance up 8-10% vs. 2022 (previously 9-11%)
  FY 2023 Company-owned Wage Rate Guidance up 3-6% vs. 2022 (unchanged from previous)
  FY 2023 Operating EPS Guidance of $5.90-$6.10 (previously $5.25-5.65)
    Includes the $0.22 negative impact from the legal charge in Q1 2023, which is not expected to reoccur in Q1 2024
    Includes the $0.05 net positive impact from the two litigation matters in Q2 2023, which are not expected to reoccur in Q2 2024
    Includes the $0.23 positive impact from the Hawaii transaction in Q1 2023, which should be noted as a one-time item that will not occur in Q1 2024
    Includes the $0.11 negative impact associated with store-level technology and POS project investments (previously $0.22, lower due to certain projects pushing forward to 2024)
    Includes impact from expected refranchising of 65-85 total Del Taco restaurants in FY 2023
  The company now plans to execute at least $70 million in share repurchases in FY 2023

Brand Segment Guidance

  FY 2023 Same Store Sales of Mid-to-High Single Digits for Jack in the Box (previously Low-Single Digits)
  FY 2023 Same Store Sales of Low-Single Digits for Del Taco (unchanged from previous)
  Jack in the Box expects positive net unit growth in FY 2023, led by 25-30 gross openings (unchanged from previous)
  Del Taco expects positive net unit growth in FY 2023, led by 8-12 gross openings (unchanged from previous)
  FY 2023 Restaurant Level Margin Outlook
    Jack in the Box Restaurant Level Margin is expected to be 19-21%, which includes high single digit price increases and is impacted negatively by 125bps due to the remaining Evolving Markets (previously 18-20%)
    Del Taco Restaurant Level Margin is expected to be 14-16%, which includes high single digit price increases (unchanged from previous), and includes the impact from refranchising
  FY 2023 Franchise Level Margin Outlook
    Jack in the Box Franchise Level Margin is expected to be 41-42% (previously 40-41%)
      Includes negative impact from restaurant-level technology and POS project investments
      As a reminder, the $7.3 million (~90bps) positive impact from the Hawaii transaction was included in both the original FLM guidance provided in November, as well as the current FLM guidance update
    Del Taco Franchise Level Margin is expected to be 37-38% (previously ~41%), and includes the impact from refranchising

Conference Call

The company will host a conference call for analysts and investors on Wednesday, May 17, 2023, beginning at 8:00 a.m. PT (11:00 a.m. ET). The call will be webcast live via the Investors section of the Jack in the Box company website at http://investors.jackinthebox.com. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days. The call can be accessed via phone by dialing (888) 330-2508 and using ID 4115265.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.

Category: Earnings

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)
	12 Weeks Ended		28 Weeks Ended
	April 16, 2023	April 17, 2022	April 16, 2023	April 17, 2022
Revenues:
Company restaurant sales	$202,604	$151,309	$472,795	$271,365
Franchise rental revenues	83,520	76,556	192,350	179,655
Franchise royalties and other	53,982	47,101	130,372	107,856
Franchise contributions for advertising and other services	55,638	47,328	127,323	108,129
	395,744	322,294	922,840	667,005
Operating costs and expenses, net:
Food and packaging	59,310	46,871	141,243	84,408
Payroll and employee benefits	65,035	50,910	153,676	90,635
Occupancy and other	39,275	29,171	90,646	50,048
Franchise occupancy expenses	52,649	49,244	119,873	113,227
Franchise support and other costs	3,260	5,015	5,137	8,926
Franchise advertising and other services expenses	58,143	49,258	132,713	112,566
Selling, general and administrative expenses	39,405	28,213	89,547	53,242
Depreciation and amortization	14,598	11,545	34,000	24,041
Pre-opening costs	154	266	485	576
Other operating expenses (income), net	2,980	14,367	(2,521)	18,210
Gains on the sale of company-operated restaurants	(704)	(810)	(4,529)	(858)
	334,105	284,050	760,270	555,021
Earnings from operations	61,639	38,244	162,570	111,984
Other pension and post-retirement expenses, net	1,607	70	3,751	163
Interest expense, net	19,357	26,481	45,505	46,668
Earnings before income taxes	40,675	11,693	113,314	65,153
Income taxes	14,168	3,897	33,553	18,087
Net earnings	$26,507	$7,796	$79,761	$47,066

Net earnings per share:
Basic	$1.28	$0.37	$3.83	$2.22
Diluted	$1.27	$0.37	$3.81	$2.21

Weighted-average shares outstanding:
Basic	20,744	21,227	20,845	21,215
Diluted	20,864	21,262	20,946	21,255

Dividends declared per common share	$0.44	$0.44	$0.88	$0.88

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)
	April 16, 2023	October 2, 2022
ASSETS
Current assets:
Cash	$94,911	$108,890
Restricted cash	27,925	27,150
Accounts and other receivables, net	96,657	103,803
Inventories	5,287	5,264
Prepaid expenses	10,856	16,095
Current assets held for sale	9,013	17,019
Other current assets	5,340	4,772
Total current assets	249,989	282,993
Property and equipment:
Property and equipment, at cost	1,251,969	1,228,916
Less accumulated depreciation and amortization	(832,065)	(810,752)
Property and equipment, net	419,904	418,164
Other assets:
Operating lease right-of-use assets	1,347,035	1,332,135
Intangible assets, net	11,699	12,324
Trademarks	283,500	283,500
Goodwill	353,611	366,821
Other assets, net	237,643	226,569
Total other assets	2,233,488	2,221,349
	$2,903,381	$2,922,506
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$29,976	$30,169
Current operating lease liabilities	166,776	171,311
Accounts payable	58,476	66,271
Accrued liabilities	243,535	253,932
Total current liabilities	498,763	521,683
Long-term liabilities:
Long-term debt, net of current maturities	1,737,032	1,799,540
Long-term operating lease liabilities, net of current portion	1,195,644	1,165,097
Deferred tax liabilities	40,544	37,684
Other long-term liabilities	132,841	134,694
Total long-term liabilities	3,106,061	3,137,015
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 82,628,545 and 82,580,599 issued, respectively	826	826
Capital in excess of par value	514,395	508,323
Retained earnings	1,904,348	1,842,947
Accumulated other comprehensive loss	(53,127)	(53,982)
Treasury stock, at cost, 62,230,963 and 61,799,221 shares, respectively	(3,067,885)	(3,034,306)
Total stockholders’ deficit	(701,443)	(736,192)
	$2,903,381	$2,922,506

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
	Year-to-date
	April 16, 2023	April 17, 2022
Cash flows from operating activities:
Net earnings	$ 79,761	$ 47,066
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	34,000	24,041
Amortization of franchise tenant improvement allowances and incentives	2,237	2,127
Deferred finance cost amortization	2,787	3,060
Loss on extinguishment of debt	—	7,700
Tax deficiency from share-based compensation arrangements	142	49
Deferred income taxes	1,496	5,529
Share-based compensation expense	5,932	3,934
Pension and post-retirement expense	3,751	163
(Gains) losses on cash surrender value of company-owned life insurance	(8,007)	3,163
Gains on the sale of company-operated restaurants	(4,529)	(858)
Gains on the disposition of property and equipment, net	(8,615)	(286)
Impairment charges and other	549	1,109
Changes in assets and liabilities, excluding acquisitions:
Accounts and other receivables	(1,456)	26,257
Inventories	(23)	(277)
Prepaid expenses and other current assets	6,344	(6,716)
Operating lease right-of-use assets and lease liabilities	8,561	9,155
Accounts payable	(15,994)	1,297
Accrued liabilities	(7,043)	(52,286)
Pension and post-retirement contributions	(3,234)	(3,693)
Franchise tenant improvement allowance and incentive disbursements	(2,052)	(1,629)
Other	(499)	(1,077)
Cash flows provided by operating activities	94,108	67,828
Cash flows from investing activities:
Purchases of property and equipment	(37,196)	(20,781)
Acquisition of Del Taco, net of cash acquired	—	(580,792)
Proceeds from the sale of property and equipment	23,371	2,245
Proceeds from the sale and leaseback of assets	3,673	1,861
Proceeds from the sale of company-operated restaurants	18,417	600
Other	1,465	(1,315)
Cash flows provided by (used in) investing activities	9,730	(598,182)
Cash flows from financing activities:
Borrowings on revolving credit facilities	—	63,000
Repayments of borrowings on revolving credit facilities	(50,000)	(9,000)
Proceeds from the issuance of debt	—	1,100,000
Principal repayments on debt	(15,088)	(572,958)
Payment of debt issuance costs	—	(20,274)
Dividends paid on common stock	(18,218)	(18,526)
Proceeds from issuance of common stock	—	51
Repurchases of common stock	(32,621)	—
Payroll tax payments for equity award issuances	(1,115)	(874)
Cash flows (used in) provided by financing activities	(117,042)	541,419
Net (decrease) increase in cash and restricted cash	(13,204)	11,065
Cash and restricted cash at beginning of period	136,040	73,568
Cash and restricted cash at end of period	$ 122,836	$ 84,633

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)
	12 Weeks Ended				28 Weeks Ended
	April 16, 2023		April 17, 2022		April 16, 2023		April 17, 2022
Revenues:
Company restaurant sales	51.2%		46.9%		51.2%		40.7%
Franchise rental revenues	21.1%		23.8%		20.8%		26.9%
Franchise royalties and other	13.6%		14.6%		14.1%		16.2%
Franchise contributions for advertising and other services	14.1%		14.7%		13.8%		16.2%
	100.0%		100.0%		100.0%		100.0%
Operating costs and expenses, net:
Food and packaging (1)	29.3%		31.0%		29.9%		31.1%
Payroll and employee benefits (1)	32.1%		33.6%		32.5%		33.4%
Occupancy and other (1)	19.4%		19.3%		19.2%		18.4%
Franchise occupancy expenses (excluding depreciation and amortization) (2)	63.0%		64.3%		62.3%		63.0%
Franchise support and other costs (3)	6.0%		10.6%		3.9%		8.3%
Franchise advertising and other services expenses (4)	104.5%		104.1%		104.2%		104.1%
Selling, general and administrative expenses	10.0%		8.8%		9.7%		8.0%
Depreciation and amortization	3.7%		3.6%		3.7%		3.6%
Pre-opening costs	—%		0.1%		0.1%		0.1%
Other operating expenses (income), net	0.8%		4.5%		(0.3	) %	2.7%
Gains on the sale of company-operated restaurants	(0.2	) %	(0.3	) %	(0.5	) %	(0.1	) %
Earnings from operations	15.6%		11.9%		17.6%		16.8%
Income tax rate (5)	34.8%		33.3%		29.6%		27.8%
____________________________
(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of franchise contributions for advertising and other services.
(5)	As a percentage of earnings from operations and before income taxes.

Jack in the Box systemwide sales (in thousands):
	12 Weeks Ended		28 Weeks Ended
	April 16, 2023	April 17, 2022	April 16, 2023	April 17, 2022
Company-operated restaurant sales	$95,489	$94,250	$221,631	$214,306
Franchised restaurant sales (1)	931,257	840,468	2,140,239	1,958,144
Systemwide sales (1)	$1,026,746	$934,718	$2,361,870	$2,172,450
____________________________
(1)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

Del Taco systemwide sales (in thousands):

	12 Weeks Ended		28 Weeks Ended
	April 16, 2023	April 17, 2022	April 16, 2023 (1)	April 17, 2022 (1)
Company-operated restaurant sales	$107,115	$111,143	$251,164	$254,561
Franchised restaurant sales (2)	118,896	107,966	264,994	246,469
Systemwide sales (2)	$226,011	$219,109	$516,158	$501,030
____________________________
(1)	Del Taco has been presented on a pro forma basis has been derived from unaudited financial information to conform to our fiscal year and is for informational purposes only.
(2)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

To supplement the condensed consolidated financial statements, which are presented in accordance with GAAP, the company uses the following non-GAAP measures: Adjusted Net Income, Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin and Franchise-Level Margin. Management believes that these measurements, when viewed with the company's results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company's core business without regard to potential distortions.

Operating Earnings Per Share

Operating Earnings Per Share represents diluted earnings per share on a GAAP basis excluding acquisition, integration, and restructuring costs; COLI (gains) losses, net; pension and post-retirement benefit costs; debt write-off costs; gains on sale of real estate to franchisees; and the tax impacts of the related adjustments. Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.

Below is a reconciliation of non-GAAP Adjusted Net Income to the most directly comparable GAAP measure of net income. Also below is a reconciliation of non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share. Figures may not add due to rounding.

	12 Weeks Ended
	April 16, 2023	April 17, 2022
Net income, as reported	$26,507	$7,796
Acquisition, integration, and restructuring costs	1,259	13,098
Net COLI (gains) losses	(844)	2,136
Pension, post-retirement benefit costs	1,607	70
Debt write-off costs	—	7,700
Refranchising gains	(704)	(810)
Tax impact of adjustments (1)	2,939	(5,279)
Non-GAAP Adjusted Net Income	$30,764	$24,711

Weighted-average shares outstanding - diluted	20,864	21,262

Diluted earnings per share – GAAP	$1.27	$0.37
Acquisition, integration, and restructuring costs	0.06	0.62
Net COLI (gains) losses	(0.04)	0.10
Pension, post-retirement benefit costs	0.08	—
Debt write-off costs	—	0.36
Refranchising gains	(0.03)	(0.04)
Tax impact of adjustments (1)	0.13	(0.25)
Operating Earnings Per Share – non-GAAP (2)	$1.47	$1.16

____________________
(1)	Tax impact calculated based on the non-GAAP Operating EPS tax rate of 26.7% in the current year and 27.1% in the prior year.
(2)	Operating Earnings Per Share may not add due to rounding.

Adjusted EBITDA

Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, amortization of favorable and unfavorable leases and subleases, net and the amortization of franchise tenant improvement allowances and other. Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company's ongoing cash earnings, from which capital investments are made and debt is serviced.

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).

	12 Weeks Ended
	April 16, 2023	April 17, 2022
Net earnings - GAAP	$26,507	$7,796
Income taxes	14,168	3,897
Interest expense, net	19,357	26,481
Gains on the sale of company-operated restaurants	(704)	(810)
Other operating expenses (income), net	2,980	14,367
Depreciation and amortization	14,598	11,545
Amortization of favorable and unfavorable leases and subleases, net	833	248
Amortization of franchise tenant improvement allowances and other	1,022	893
Adjusted EBITDA – non-GAAP	$78,761	$64,417

Restaurant-Level Margin

Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-operated restaurants.

Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	April 16, 2023	April 17, 2022	April 16, 2023	April 17, 2022
Earnings from operations - GAAP	$60,313	$34,660	$1,327	$3,584
Franchise rental revenues	(80,910)	(75,692)	(2,609)	(864)
Franchise royalties and other	(48,072)	(44,430)	(5,911)	(2,673)
Franchise contributions for advertising and other services	(50,361)	(44,965)	(5,277)	(2,361)
Franchise occupancy expenses	50,008	48,403	2,642	841
Franchise support and other costs	2,735	4,828	525	186
Franchise advertising and other services expenses	52,660	46,849	5,483	2,409
Selling, general and administrative expenses	24,883	21,636	14,521	6,577
Depreciation and amortization	8,283	9,340	6,315	2,205
Pre-opening costs	102	266	52	—
Other operating expenses (income), net	1,711	14,087	1,269	279
Gains on the sale of company-operated restaurants	(904)	(810)	200	—
Restaurant-Level Margin- Non-GAAP	$20,448	$14,172	$18,537	$10,183

Company restaurant sales	$95,489	$94,250	$107,115	$57,059

Restaurant-Level Margin % - Non-GAAP	21.4%	15.0%	17.3%	17.8%

Franchise-Level Margin

Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.

Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	April 16, 2023	April 17, 2022	April 16, 2023	April 17, 2022
Earnings from operations - GAAP	$60,313	$34,660	$1,327	$3,584
Company restaurant sales	(95,489)	(94,250)	(107,115)	(57,059)
Food and packaging	29,841	30,687	29,468	16,184
Payroll and employee benefits	29,200	32,007	35,835	18,904
Occupancy and other	15,999	17,384	23,276	11,788
Selling, general and administrative expenses	24,883	21,636	14,521	6,577
Depreciation and amortization	8,283	9,340	6,315	2,205
Pre-opening costs	102	266	52	—
Other operating expenses (income), net	1,711	14,087	1,269	279
Gains on the sale of company-operated restaurants	(904)	(810)	200	—
Franchise-Level Margin - Non-GAAP	$73,939	$65,007	$5,148	$2,462

Franchise rental revenues	$80,910	$75,692	$2,609	$864
Franchise royalties and other	48,072	44,430	5,911	2,673
Franchise contributions for advertising and other services	50,361	44,965	5,277	2,361
Total franchise revenues	$179,343	$165,087	$13,797	$5,898

Franchise-Level Margin % - Non-GAAP	41.2%	39.4%	37.3%	41.7%

Contacts

Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269